Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is dated and made as of December 30, 2009, modifying the Employment Agreement dated as of July 1, 1999 (together with any and all previous amendments, the “Employment Agreement”) between GP Strategies Corporation (the “Company”) and Scott N. Greenberg (“Employee”).

Whereas, the Company and Employee wish to amend the Employment Agreement to extend the minimum term of employment, modify the definition of “change in control,” and to provide for the future award of stock options if an investment in the Company by Sagard Capital Partners, L.P. occurs.

NOW, THEREFORE, intending to be legally bound, and for good and valuable consideration, including the mutual covenants set forth herein, the Company and the Employee hereby agree to amend the Employment Agreement as follows:

1.             Section 3 (Term of Employment) of the Employment Agreement is hereby amended to read in its entirety as follows:

“Unless sooner terminated in accordance with the provisions of this Agreement the term of employment of Employee by the Company pursuant to this Agreement shall be for the period (the “Employment Period”) commencing on the date hereof and ending on the earlier of (a) the date determined in accordance with Section 10 below, (b) the date which is not less than two (2) years after the Company or Employee has given written notice to the other of its decision to end the Employment Period (but in no case prior to December 31, 2012), or (c) the date mutually agreed in writing by Company and Employee.”

2.             Subsection 5(d) of the Employment Agreement is hereby amended by adding the following:

“Provided that the Company received the investment by Sagard Capital Partners, L.P. contemplated by that certain Securities Purchase Agreement dated December 30, 2009, the Company shall grant to Employee under its 2003 Incentive Stock Plan, effective January 8, 2010, options to purchase 120,000 shares of the common stock of the Company at an exercise price equal to the market price on the date of grant.  Such options shall vest 20% on the first and each subsequent anniversary of the date of grant, shall terminate six (6) years after the date of grant, and shall accelerate as provided in Section 11(d)(ii)(C).”

3.             Notwithstanding anything to the contrary in Subsection 10(d) of the Employment Agreement, with respect to beneficial ownership, directly or indirectly, of securities of the Company by Sagard Capital Partners, L.P. and/or its Affiliate(s) (collectively,

“Sagard”), no “change in control” or “management change in control” shall be deemed to occur unless Sagard is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities.  For purposes of this Amendment, the term “Affiliate” shall have the meaning ascribed to it in the Securities Purchase Agreement dated December 30, 2009 between the Company and Sagard.

4.             Except as otherwise amended hereby, the Employment Agreement shall remain unmodified and in full force and effect as previously amended.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Amendment as of the date first above written.

GP STRATEGIES CORPORATION

By:	/s/ Harvey P. Eisen	/s/ Scott N. Greenberg
	Chairman of the Board	Scott N. Greenberg